EXHIBIT 10

                            DISTRIBUTION AGREEMENT

     This Agreement is made and entered into this 29th day of July, 1998, between Clark Foodservice, Inc., and Illinois corporation, with headquarters at 950 Arthur Avenue, Elk Grove Village, Illinois 60007 (hereinafter, "CLARK") and SUBperior Distribution Systems, Inc., (hereinafter, "SDS"), a wholly owned subsidiary of Tubby's, Inc., a Michigan corporation, with headquarters at 6029 14th Mile Road, Sterling Heights, Michigan 48312-5081 (hereinafter "TUBBY'S").

                                  WITNESSETH

     WHEREAS, CLARK distributes food, paper and chemical products to the food service industry.

     WHEREAS, TUBBY'S is a restaurant chain which uses large quantities of food, produce, paper, chemical, fountain, dough and dough products in its restaurant units.

     WHEREAS, SDS desires CLARK to inventory and distribute certain quantities of food, paper, and chemical products on its behalf and CLARK desires to inventory and distribute such food, paper and chemical products on behalf of SDS to TUBBY'S restaurant units.

     WHEREAS, CLARK will be obligated to make substantial capital improvements in its facilities and fleet to handle the increased volume of such food, paper and chemical products.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, CLARK and SDS hereby agree as follows.

     one: GENERAL OBLIGATIONS. Clark agrees that it will order, on behalf of SDS, the product necessary to meet the needs of TUBBY'S restaurant units. All purchase orders will be reviewed with SDS. Furthermore, CLARK agrees to receive such product, inventory such product, take orders from, ship such product, and bill each TUBBY'S restaurant, on behalf of SDS, for the product that each restaurant orders.

        CLARK agrees to provide customer service representatives on behalf of SDS between the hours of 8:30 a.m. and 5:00 p.m., Monday through Friday, to take orders and resolve issues relative to delivery, products, and collections, etc., and to reschedule special deliveries. SDS agrees that it will negotiate and approve all product and product specifications, rebate, growth and price programs directly with its vendors and pay such vendors for the product ordered by CLARK for TUBBY'S restaurant units.

     two: WAREHOUSING. CLARK agrees to inventory the product purchased by, and owned by, SDS. Such product while in the care, custody and control of CLARK shall be handled in a manner which is consistent with the standards of the food service industry: freezer temperatures shall be maintained at 0(Degree) F or below; cooler temperatures shall be maintained between 32(Degree) and 40(Degree) F; product shall be properly rotated to ensure freshness; and code dates shall be recorded as received. Out of date code product shall be promptly discarded and CLARK shall identify all receiving times to SDS.

        If product owned by SDS and inventoried by CLARK must be discarded because of improper ordering by CLARK, then CLARK shall issue to SDS a credit for such product.

        SDS, however, shall be responsible for discarded product if SDS requests additional inventory in excess of the normal ordering sequence of CLARK. Any excess inventory requests (those made in excess of CLARK'S normal ordering sequence) by SDS must be made in writing to CLARK. If such excess inventory request by SDS results in out of date product that must be discarded then no credit shall be issued to SDS.

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     three: DISTRIBUTION. CLARK agrees to distribute to the TUBBY'S restaurant units product which has been inventoried by CLARK for SDS. CLARK agrees that such distribution shall occur between the hours of 7:30 a.m. and 5:30 p.m., Monday through Friday. Routes identifying the dates and approximate times for delivery to TUBBY'S restaurant units are attached as Exhibit "A".

        CLARK, furthermore, agrees that such distribution shall be consistent with the standards of the food service industry: trucks and tractor trailers shall be reefer equipped; drivers shall be properly licensed and trained; and product shall be delivered within 48 hours of receipt of an order. Drivers shall wear T- shirts and/or sweatshirts, with a TUBBY'S/SDS logo, supplied by CLARK. Trucks solely dedicated to such TUBBY'S business shall bear the TUBBY'S/SDS logo.

        CLARK shall, at its own expense, make special deliveries, if such deliveries are the result of CLARKS'S mistake. Such deliveries shall be made within a 24 hour time period. Charges for special deliveries which are the result of a restaurant units mistake shall be disclosed to that restaurant unit and added to the invoice for that delivery. In addition, CLARK shall offer "cash and carry" for pickups by restaurant units for a charge to be negotiated between SDS and CLARK if such pickups exceed 5 per week.

     four: BILLING & COLLECTIONS. CLARK agrees to create for SDS an invoice for each order rendered by a TUBBY'S restaurant. CLARK also agrees to post such invoices on behalf of SDS and make a reasonable effort to collect such sums on behalf of SDS. Any invoice which is not collected within a 14 day period shall be turned over to SDS for collection. Finally, CLARK will, upon written request by SDS, make C.O.D. collections from individual TUBBY'S restaurant units and deposit such sums into SDS's bank account on a daily basis.

     five: TERM. This Agreement shall run for a term of five (5) years. It shall begin on November 1st, 1998 and end October 31st, 2003. It may be extended beyond this date for a period of two years at the discretion of both CLARK and SDS.

     six: COST. SDS agrees to pay to CLARK a "drop price" according to the following schedule:

                        0 - 43  pieces................. $  75.00
                       44 - 73  pieces................. $ 85.00
                       74 - 88  pieces................. $ 90.00
                       89 - 103 pieces................. $100.00

         An additional charge of $5.00 per order shall be added for every 15 pieces per order in excess if 103 pieces. Both CLARK and SDS agree that such "drop prices" shall be increased by one and one-half percent (1 1/2 %) each year at the anniversary date (November 1st) of this Agreement. However, if CLARK is able to demonstrate that its costs have increased by more than such 1 1/2 %, or if SDS is able to demonstrate that such costs have increased by less than 1 1/2 %, then, CLARK and SDS agree to negotiate a reasonable increase or decrease.

         Such "drop prices" are intended to cover labor, trucking, warehousing, insurance, access to the CLARK computer system, billing, tracking, and the movement of goods from the current SDS warehouse to the CLARK warehouse in Detroit. "Drop price" is intended to mean a per stop basis by a CLARK truck at one of the TUBBY'S restaurant units.

     seven: TERMS. SDS agrees to pay CLARK all monies owed on the following terms: net 15 days from date of invoice.

     eight: MINIMUM YEARLY BILLINGS. SDS agrees that the minimum yearly billings by CLARK for services rendered to the TUBBY'S restaurants shall equal or exceed FOUR HUNDRED AND TWENTY FIVE THOUSAND DOLLARS ($425,000.00). SDS and CLARK further agree that a failure to generate the volume necessary to meet such minimum yearly billings by CLARK to TUBBY'S will not be resolved by additional payments to equal the $425,000.00 but shall constitute a termination of this Agreement and shall trigger provisions of paragraph 9(a) through 9(f) of this Agreement.

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     nine: CAPITAL IMPROVEMENTS. SDS acknowledges that CLARK will be obligated to make immediate capital improvements in its warehouse; to expand its freezer; to expand its cooler; to add new labor; and to add new refrigerated trucks. SDS also acknowledges that if this Agreement were terminated before September 1st, 2002, that CLARK would not be able to recoup its cost of capital improvements in its warehouse, its expansion of its freezer/cooler, and its new refrigerated trucks.

        SDS, therefore agrees to pay to CLARK the following sums of money if this contract is terminated without cause by TUBBY'S or SDS prior to September 1st, 2002.


         a) Prior to September 1, 1999 - Two Hundred and Twenty Five Thousand Dollars ($225,000.00).
         b) September 1, 1999 to August 31, 2000 - One Hundred and Fifty Thousand ($150,000.00) Dollars.
         c) September 1, 2000 to August 31, 2001 - Seventy Five Thousand and 00/100 ($75,000.00) Dollars.
         d) September 1, 2001 to August 31, 2002 - Fifty Thousand and 00/100 ($50,000.00) Dollars.
         e) September 1, 2002 to October 31, 2003 - Zero ($0) Dollars.

         Such sums of money shall be paid by SDS to CLARK within thirty (30) days of such termination.

     ten: CONFIDENTIAL INFORMATION/TRADE SECRETS. SDS acknowledges that some of its employees will be trained in, and given access to , certain CLARK procedure manuals, certain CLARK inventory programs, and certain CLARK MIS programs and procedures used in areas of accounts receivable, accounts payable, inventory control, and inventory ordering. SDS further acknowledges that much of the information, manuals, procedures and programs that CLARK will share with SDS is confidential in nature and proprietary to CLARK. SDS also acknowledges that such confidential and proprietary material gives CLARK a competitive advantage over other companies which do not have access to this information and these programs.

        SDS therefore agrees that it will not at anytime, in any form, fashion or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm or corporation in any manner whatsoever any information of any kind, nature, or description concerning any matters affecting or relating to CLARK'S business, customer lists, or any "trade secrets", confidential information and/or proprietary information regarding Clark.

        "Trade secrets" as used herein shall mean any information, process or idea that is not generally known in the industry, that CLARK considers confidential and that gives CLARK a competitive advantage. Examples of trade secrets include, but are not limited to, the following:

         a) purchasing techniques and sources;
         b) information relating to sales programs;
         c) customer lists and records;

         d) management tools and problem solving techniques SDS understands that the above list is intended to be illustrative and that other trade secrets, which shall also be held confidential, may currently exist or arise in the future.

        SDS agrees that upon termination of this Agreement, for whatever reason, SDS will surrender to CLARK all confidential and proprietary information and data, in whatever form it may exist. Finally, subsequent to the termination of this Agreement, SDS agrees not to use any trade secrets of CLARK.

        In return, CLARK agrees and acknowledges that some of its employees will be trained and given access to certain SDS procedure manuals, inventory programs, procedures and customer lists and that these documents, programs and procedures are confidential in nature and proprietary to SDS. CLARK further acknowledges that such confidential and proprietary material gives SDS a competitive advantage over other companies who do not have access to this information or these programs.

        CLARK therefore agrees that it will not at any time, in any form, fashion or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any information of any kind, nature, or description concerning any matters affecting or

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        relating to SDS business, customer lists, or any "trade secrets", confidential information and/or proprietary information regarding SDS. Examples of "trade secrets" include, but are not limited to, the following:

                a) Food preparation techniques
                b) Product specifications
                c) Product prices
                d) New product research and development
                e) New market development
                f) Merger and/or acquisition information
                g) Co-branding relationship information

             "Trade Secrets" as used herein shall mean any information, process or idea that is not generally known in the industry, that SDS considers confidential and that gives SDS a competitive advantage.

             CLARK understands that the above list is intended to be illustrative and that other trade secrets, which shall also be held confidential may currently exist or arise in the future.

             CLARK agrees that upon termination of this Agreement, for whatever reason, CLARK will surrender to SDS all confidential and proprietary information and data, in whatever form it may exist. Finally, subsequent to the termination of this Agreement, CLARK agrees not to use any trade secrets of SDS.

     eleven: DEDICATED SPACE. CLARK agrees to dedicate approximately 2,500 square feet of currently vacant warehouse space which shall be equipped with a desk, a chair, and a terminal connected to CLARK'S mainframe. Such space may be used to create a prototype TUBBY'S franchise store. TUBBY'S may use this prototype store for informational and training services for potential franchisees. CLARK agrees to dedicate the offices in this space for SDS and TUBBY'S use. CLARK agrees to maintain and clean all warehouse space on the same standards and procedures as CLARK'S warehouse.

     twelve: REPORTS. CLARK agrees to provide to SDS all monthly sales reports currently generated by the CLARK MIS system that pertain to the SDS business. Such reports shall include the following: inventory reports; usage reports; vendor lists; stock status reports (re-order guides); receiving reports; and rebate tracking reports. In the event of a termination of this Agreement CLARK shall promptly supply to SDS a series of final reports that pertain to the SDS business and its inventory.

     thirteen: INSURANCE. CLARK agrees to maintain insurance for worker's compensation, fire, property loss, casualty loss and automotive. Such insurance shall meet or exceed the standards of the food service industry and shall be acceptable to SDS.

     fourteen: OFFER OF EMPLOYMENT. Both CLARK and TUBBY'S/SDS agree that neither will offer employment to the others employee(s) during the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement.

     fifteen: TERMINATION FOR CAUSE. Either party may terminate this agreement, upon a material breach and significant breach or default of this Agreement by the other party which is not cured within thirty
        (30) days after receipt by the defaulting party of a Notice from the Non-Defaulting party specifying the nature of such breach or default.

     sixteen: FORCE MAJEURE. Each party to this Agreement shall be excused for failures and delays in performance caused by war, governmental proclamations, ordinances, or regulations, strikes, lockouts, floods, fires, explosions, or other events beyond the reasonable control and without the fault of such party. This section shall not, however, relieve any party from using reasonable efforts to remove or avoid any such events, and any party so affected shall continue performance hereunder as soon as reasonably practicable whenever such causes are eliminated. Any party claiming any such excuse for failure or delay in performance shall give notice thereof to the other party.

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     seventeen: CONSTRUCTION OF AGREEMENT. Nothing in this Agreement shall be deemed or constructed to constitute or create between the parties hereto a partnership, association, joint venture, franchise or agency. CLARK is not a legal representative of TUBBY'S nor SDS. CLARK agrees not to use the SDS logo(s), trademark(s), or tradename(s) in any manner which would indicate that CLARK has any rights in, or to, such logo, trademark, or tradename.

     eighteen: GOOD FAITH. No employee of either party shall solicit, offer and/or accept any compensation or anything of value from any employee of the other party, from any vendor, or any other person which is in any way related to either party's performance under this Agreement, whether in the form of a kickback, rebate, gift and/or any other form.

        Both parties agree that, in the event they become aware, or have a strong suspicion, that such a solicitation, offer and/or acceptance has occurred, they shall promptly notify the other party. A breach of this provision shall constitute a material breach of this Agreement and shall be cause to terminate this Agreement pursuant to Section 15.

     nineteen: NOTICE. Any notice required or permitted under this Agreement shall be deemed to have been sufficiently given if mailed by registered or certified mail, postage prepaid to the other parties address shown at the beginning of this Agreement.

     twenty: GOVERNING LAW. This Agreement shall be governed by the laws of the State of Michigan.

     twenty-one: ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between CLARK and SDS with respect to the warehousing and distribution of SDS products.

     AGREED TO AND ACCEPTED BY:

     CLARK FOODSERVIC, INC.        SDS/DBA SUBPERIOR DISTRIBUTION SYSTEMS, INC.
     By: Herman Baergen            By:  Robert M. Paganes
         --------------                 -----------------
         Herman Baergen                 Robert M. Paganes

     TUBBY'S, INC., a New Jersey corporation, by executing this Agreement agrees to guarantee the obligations of SDS to CLARK FOODSERVICE, INC., pursuant to this AGREEMENT.

     In witness whereof, CLARK and SDS, and TUBBY'S, have caused this Agreement to be executed by a duly authorized officer on the day and year first herein written.

     CLARK FOODSERVICE, INC.           SUBPERIOR DISTRIBUTION SYSTEMS, INC.
     By: Herman Baergen                By: Robert M. Paganes
     Its: President                    Its: President CEO

                                       TUBBY'S, INC.
                                       By: Robert M. Paganes
                                       Its: President CEO

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